ISBA Announces First Quarter 2014 Dividend
Mt. Pleasant, Michigan, February 27, 2014 - Jae A. Evans, Chief Executive Officer of Isabella Bank Corporation (ISBA), announced today that the Corporation's Board of Directors declared a first quarter cash dividend of $0.22 per share – a 4.76% increase from first quarter 2013 – at its regular meeting held on February 26, 2014. The dividend will be payable on March 31, 2014 to shareholders of record as of March 26, 2014. The closing stock price for ISBA on February 26, 2014 was $23.80.

For more information about Isabella Bank Corporation, visit the Investors link at www.isabellabank.com. Isabella Bank Corporation common stock is quoted on the OTCQB tier of the OTC Markets Group, Inc.’s electronic quotation system (www.otcmarkets.com) under the symbol “ISBA.”